EXHIBIT 99.1

Investor Update issued by Two Rivers Water & Farming Company

In 2018, Two Rivers engaged with a hemp crop grower to test the production of hemp on several acres of Two Rivers’ Butte Valley farming complex, located in Huerfano County, Colorado. The crop share partner reported a successful test grow. Based on their results, we believe a production target of 1,500 pounds per acre of dried and prepped whole plant hemp and a gross yield of $75,000 per acre is a reasonable target going forward. This year, the hemp produced flower containing CBD in excess of 12%. While multiple buyers of the hemp expressed interest, the grower sold the complete harvest to one buyer.

For 2019, in order to rapidly expand hemp production, Two Rivers plans to continue both with a crop share arrangement and to begin its own cultivation of hemp in the Butte Valley area. To assist with this hemp expansion, Two Rivers is currently engaged in negotiations with an entity whose resources include the ability to fund its hemp production and process hemp into cannabidiol (CBD). If this negotiation is successful, Two Rivers could achieve vertical integration from the hemp seed to CBD focused consumable products. This vertical integration will further differentiate Two Rivers from other hemp producers.

We are very excited about this opportunity for Two Rivers to achieve a distinct competitive advantage in this ever burgeoning arena and look forward to potentially welcoming this new addition to the Two Rivers’ family of companies.

About Two Rivers

Two Rivers assembles its water assets by acquiring land with senior water rights. Two Rivers focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Two Rivers’ first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado. Two Rivers’ long-term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where its water assets are located. Currently, Two Rivers is focused on expanding their agriculture activity through growing hemp.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Carl - Investor Relations

Two Rivers Water & Farming Company

(410) 493-4876

mail to: info@2riverswater.com